Wellington Fund Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for each fund.

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.

Trustee                            For         Withheld           Percentage For


John J. Brennan            893,642,808       29,337,599              96.8%
Charles D. Ellis           889,560,026       33,420,381              96.4%
Emerson U. Fullwood        890,219,195       32,761,211              96.5%
Rajiv L. Gupta             891,747,761       31,232,646              96.6%
Amy Gutmann                892,556,504       30,423,902              96.7%
JoAnn Heffernan Heisen     892,285,256       30,695,151              96.7%
F. William McNabb III      893,078,484       29,901,922              96.8%
Andre F. Perold            890,448,946       32,531,461              96.5%
Alfred M. Rankin, Jr.      892,392,947       30,587,459              96.7%
Peter F. Volanakis         893,102,756       29,877,651              96.8%


Proposal 2: - Update and standardize the funds' fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the fund to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.


                        For       Abstain      Against       Broker   Percentage
                                                          Non-Votes          For

Wellington Fund

2a                833,553,734    20,277,283   30,286,099  38,863,291       90.3%
2b                827,654,311    22,279,782   34,183,022  38,863,292       89.7%
2c                790,356,918    21,745,186   72,015,011  38,863,292       85.6%
2d                800,125,741    22,001,190   61,990,180  38,863,295       86.7%
2e                816,162,866    21,626,241   46,328,007  38,863,293       88.4%
2f                824,800,880    21,927,667   37,388,566  38,863,293       89.4%
2g                830,940,109    21,423,386   31,753,622  38,863,289       90.0%